U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  EYE CASH NETWORKS, INC. f.k.a. eConnect, Inc.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                                                 43-1239043
        ------                                                 ----------
(State of Incorporation)                                (I.R.S. Employer ID No.)

         1010 N. Brand Ave.
        Glendale, California                                      91202
 --------------------------------------                           -----
(Address of principal executive offices)                        (Zip Code)

                  Consulting Agreements dated January 10, 2002
                 ----------------------------------------------
                            (Full title of the Plan)

                      William B. Haseltine, Attorney at Law
             604 North Greenbrier Street, Arlington, Virginia 22203
             ------------------------------------------------------
                     (Name and address of agent for service)

                                 (703) 276-1919
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                             CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- -------------------
 Title of Securities to       Amount to be          Proposed Maximum      Proposed Aggregate          Amount of
     be Registered             Registered          Offering Price Per       Offering Price        Registration Fee
                                                         Share
------------------------- ---------------------- ----------------------- ---------------------- -------------------
 Common Stock                  33,500,000              $0.003 (1)              $100,500                $9.25
------------------------- ---------------------- ----------------------- ---------------------- -------------------

(1) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the over the counter on February 26, 2003.

     Pursuant to General Instruction E to Form S-8, the contents of an earlier registration statement filed on this Form S-8, No. 333-74524, filed December 4, 2001 are hereby incorporated by reference.

     The Consulting Agreement that is incorporated by reference herein is the same as that which is between the Company and the following individuals for the amount of shares indicated. These individuals are involved in development of the businesses of the Company in the area of support for financial, operational and marketing assistance: Tim Chou - 500,000; Robert Atwell - 3,000,000; Jim Ball - 500,000; Jim Clinton - 2,000,000; Charles Yourshaw - 4,000,000; Rick Wilson - 2,000,000; Don Yarter - 2,500,000; Peter Jensen - 2,000,000; Rex Burnett -
1,000,000; Cathy Rangel - 1,000,000; Dierdre Girardeau - 2,000,000; William Haseltine - 4,000,000; Gilbert Serrano - 4,000,000; Chris Jenson - 4,000,000; Shone Clark - 1,000,000.

     Attached hereto are the required Opinion of Counsel and Consent of Accountants.

William B. Haseltine
Attorney at Law
604 North Greenbrier Street
Arlington, Virginia 22203
(703) 276 1919

March 10, 2003

U.S. Securities and Exchange Commission Division of Corporation Finance 450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Eye Cash Networks, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to EyeCash Networks, Inc., a Nevada corporation f.k.a. eConnect, Inc. ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of thirty-three million five hundred thousand (33,500,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Consulting Agreements incorporated by reference into this filing.

In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and the Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada Revised Statutes. I express no opinion as to the laws of any other jurisdiction.

Sincerely,

/s/ William B. Haseltine
--------------------------
    William B. Haseltine

L.L. Bradford & Company, LLC
3441 South Eastern Avenue
Las Vegas, Nevada 89109
(702) 735-5030

March 11, 2003

U.S. Securities and Exchange Commission Division of Corporation Finance 450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  EyeCashNetworks, Inc. (f.k.a. eConnect, Inc.) - Form S-8

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2002 in eConnect's Form 10-KSB for the year ended December 31, 2001, and to all references to our firm included in this Registration Statement.

Sincerely,

/s/  L.L. Bradford & Company
----------------------------
     L.L. Bradford & Company

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on October 28, 2002.

eConnect

By:  /s/ Chris Jenson
     ------------------------------------
     Director and Chief Executive Officer